Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President & CFO
Neogen Corporation
517/372-9200

Neogen acquires SyrVet Incorporated

LANSING, Mich., July 1, 2013 — Neogen Corporation (Nasdaq: NEOG) announced today that it has acquired the assets of SyrVet Incorporated, a veterinary instrument business based in Waukee, Iowa. Started in 1987 by Daniel Klein, SyrVet has become an important supplier to farmers, ranchers, and veterinarians in more than 30 countries worldwide.

SyrVet’s product line ranges from animal handling products to sophisticated supplies for artificial insemination, and has earned the company significant shelf space in major farm store suppliers throughout the U.S. The majority of the company’s products are used in the production of food animals; however, the company’s Horse Sense™ product line provides a wide array of tack products to the professional equine market.

“The SyrVet acquisition can be viewed as a ‘bolt-on’ opportunity for Neogen. The SyrVet product line will join Neogen’s Ideal Instruments division that has supplied animal health products to the industry for over 82 years,” said Dr. Jason Lilly, Neogen’s vice president of corporate development. “As the trend toward larger, but fewer, food animal producers has continued, it is important for suppliers to those industries to strengthen their operations.”

Though many of SyrVet’s products are similar to those offered by Ideal Instruments, SyrVet has developed its own distribution system to reach dairy, pork, beef, and sheep producers. Also, the addition of the SyrVet product line to Neogen’s existing veterinary instrument business broadens its product offering. Approximately 30% of SyrVet’s sales come from international markets, primarily in Mexico and Latin America.

“During the 27 years we were building our business, we have always had a great respect for Neogen,” said Daniel Klein, SyrVet’s president. “When we made the decision to exit our business it was our desire to place our customers and product lines with Neogen, who would continue the strong product development and customer service that built our business.”

A Neogen spokesman indicated the company would continue to operate from the SyrVet location in Iowa through a transition period, but ultimately product engineering, manufacturing, and distribution would be relocated to Neogen facilities in Lansing, Michigan, and Lexington, Kentucky. Terms of the acquisition were not disclosed.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics, along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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